Exhibit 3.2

Article I, Section 7 of the By-Laws is amended as follows:

SECTION 7. Voting. (a) Except as otherwise provided in the Certificate of Incorporation or by law, each stockholder shall be entitled to one vote for each share of the capital stock of the Corporation registered in the name of such stockholder upon the books of the Corporation. Each stockholder entitled to vote at meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. When directed by the presiding officer or upon the demand of any stockholder, the vote upon any matter before a meeting of stockholders shall be by ballot. Except as otherwise provided by law or by the Certificate of Incorporation, whenever any corporate action other than the election of Directors is to be taken, it shall be authorized by a majority of the votes cast at a meeting of stockholders by the stockholders entitled to vote thereon.

(b) Except as otherwise provided by law or by the Certificate of Incorporation, each Director shall be elected by the affirmative vote of a majority of the votes cast with respect to the Director, provided that if the number of nominees exceeds the number of Directors to be elected, Directors shall be elected by the affirmative vote of a plurality of the votes cast. For purposes of this Section 7(b), votes cast shall include votes for, against or to withhold authority for a Director. An abstention or broker non-vote shall not count as a vote cast with respect to a Director. If an incumbent Director fails to be reelected by a majority vote when such vote is required and offers to resign, and if that resignation is not accepted by the Board of Directors, such Director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier accepted resignation or removal. If a Director’s resignation is accepted by the Board of Directors, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, in each case pursuant to the provisions of Sections 1 and 2 of Article II of these By-Laws.

(c) Shares of the capital stock of the Corporation belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.